                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT dated as of January 20, 1995 by and between Manufacturers' Services Limited, a Delaware corporation (the "Company"), and Kevin C. Melia ("Executive").

      WHEREAS, Executive is currently serving as Chairman of the Board, Chief Executive Officer and President of the Company;

      WHEREAS, the Company has entered into a Securities Purchase Agreement dated as of January 20, 1995 (the "Securities Purchase Agreement") by and among certain investors denominated collectively therein as the "DLJ Entities", Executive and certain other investors denominated collectively therein as the "Founders" and the Company;

      WHEREAS, Executive is one of the Founders and Executive and the Company wish to enter into this Agreement, including without limitation the restrictive covenants set forth in Section 6, in connection with the sale of Common Stock (as hereinafter defined) to the DLJ Entities pursuant to the Securities Purchase Agreement;

      WHEREAS, the Company considers it essential to its best interest and the best interest of its stockholders to foster the continued employment of Executive by the Company from and after the date of the closing of such purchase of Common Stock; and

      WHEREAS, Executive is willing so to continue his employment on the terms hereinafter set forth in this Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

      1. Definitions. (a) As used herein, the following terms shall have the meanings set forth below:

      "Agreement" means this Employment Agreement.

      "Base Salary" has the meaning set forth in Section 4.1 hereof.

      "Board" means the Board of Directors of the Company.

      "Bonus" has the meaning set forth in Section 4.2 hereof.

      "Cause" means (i) Executive's Willful and continued failure substantially to perform his duties as described herein (other than (x) as a result of total or partial incapacity due to physical or mental illness, (y) for Good Reason, or
(z) as a result of the Company's material breach of its obligations under this Agreement) following the notice and cure period provided for in Section 5.1, (ii) Executive's dishonesty in the performance of his duties or (iii) the conviction of Executive of, or the entry of a plea of guilty by Executive to, a felony involving the Executive's personal conduct under the laws of the United States or any state thereof or conviction of, or the entry of a plea of guilty to, a crime involving the Executive's personal conduct in any other jurisdiction in which the Company does business which would constitute a felony under the laws of the United States or any state thereof if such crime had been committed within the jurisdiction of the United States or any state thereof.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Common Stock" means the common stock, par value $.001 per share, of the Company.

      "Company" means Manufacturers' Services Limited, a Delaware corporation.

      "Compensation Committee" means the Compensation Committee of the Board.

      "Confidential Information" has the meaning set forth in Section 7 hereof.

      "Disability" means physical or mental incapacity resulting in Executive being unable for a period of six (6) consecutive months or for an aggregate of six (6) months in any twenty-four (24) consecutive month period to perform his duties. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

      "Effective Date" means January 20, 1995.

      "Employment Term" has the meaning set forth in Section 2 hereof.

      "Executive" means Kevin C. Melia.

      "Fair Market Value" means, with respect to any share of Common Stock the right to purchase or sell which is granted hereunder, the fair market value of such share of Common Stock at the time of exercise of such right to purchase or sell as determined by the Board. If Executive shall object to any such determination, the Board shall retain an independent appraiser reasonably satisfactory to Executive to determine such fair market value.

      "Good Reason" means:

            (i) Executive is not elected or appointed to, or is removed from, the positions described in Section 3 hereof for any reason other than for Cause or by reason of Executive's death or Disability;

            (ii) Executive is assigned duties and responsibilities that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with Executive's position as described in
      Section 3 hereof;

            (iii) the Company appoints an employee to a position at the Company senior to that of the Executive;

            (iv) the Company requires Executive to relocate to an area more than 100 miles from Executive's current location;

            (v) breach by the Company of any of its material agreements under this Agreement; or

            (vi) a fifty percent (50%) change in ownership (other than as a result of a public offering) or a sale of substantially all of the Common Stock or substantially all of the assets of the Company to one other party.

      "Initial Term" has the meaning set forth in Section 2 hereof.

      "Management Stock Option Plan" means the 1995 Non-Qualified Stock Option Plan of the Company.

      "Note" means a three year term note bearing interest at the Prime Rate.

      "Notice of Termination" means a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

      "Options" means options to purchase capital stock of the Company granted to Executive pursuant to any stock option plan of the Company.

      "Other Stockholders" has the meaning assigned to such term in the Stockholders Agreement.

      "Permitted Transferee" has the meaning assigned to Permitted Transferees of Other Stockholders in the Stockholders Agreement.

      "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

      "Put Right" has the meaning set forth in Section 5.2(c) hereof.

      "Stockholders Agreement" means the Stockholders Agreement dated as of January 20, 1995 by and among the Company, the Founders and the DLJ Entities.

      "Willful" means, when applied to any action or omission of Executive, that Executive, in acting or omitting to act, did so without a good faith belief that such action or omission was in, or was not contrary to, to the best interests of the Company.

      2. Term of Employment. Subject to the provisions of Sections 5.1 - 5.4 herein, inclusive, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the third anniversary thereof (the "Initial Term"); provided that the Employment Term shall be automatically extended thereafter until terminated by not less than three months' prior written notice given by the Company or Executive to the other of its or his, as the case may be, intent to terminate this Agreement (the Initial Term, together with any extensions thereof, is hereinafter referred to as the "Employment Term").

      3. Position. (a) During the term hereof, Executive shall be appointed and shall serve as Chief Executive Officer and President of the Company and in the performance of such duties shall report directly to (and only to) the Board. Subject to applicable law and the overall policy directives of the Board, Executive shall have complete autonomy with respect to the day-to-day management of the business and affairs of the Company and shall have all executive powers and authority which are necessary to enable him to discharge his duties as President and Chief Executive Officer of the Company.

      (b) During the term of his employment hereunder, Executive shall serve on the Board and as Chairman of the Board.

      (c) During the term of his employment hereunder, the Company shall not employ or otherwise retain any other person who is afforded executive responsibilities equal to or greater than those of Executive.

      (d) During the term of his employment hereunder, Executive shall in good faith and consistent with his ability, experience and talent perform the duties set forth in this Section 3 and shall devote all of his productive time and efforts to the performance of such duties.

      4. Compensation

      4.1 Base Salary. The Company shall pay Executive an annual base salary ("Base Salary") at the initial rate of $150,000 to be increased by the Company to the annual rate of $350,000 in the event that the Company achieves $75,000,000 in revenues in any one fiscal quarter as reflected in the consolidated financial statements for such fiscal quarter (such increase to take effect promptly after the receipt by the Board of the consolidated financial statements for such fiscal quarter). Base Salary shall be payable in regular installments in accordance with the Company's usual payment practices but not less frequently than semi-monthly during the Employment Term. Base Salary shall be reviewed at least semi-annually on an ongoing basis for adjustment in accordance with Executive's performance.

      4.2 Bonus. With respect to each fiscal year, all or part of which is contained in the Employment Term, Executive shall be eligible to receive, in addition to his Base Salary, a cash bonus (the "Bonus") consisting of (i) a "Target Bonus" paid quarterly if earned at a rate of up to 50% of his Base Salary, plus (ii) a "Super Achievement Bonus" paid annually if earned at a rate of up to an additional 50% of Base Salary. The Target Bonus and Super Achievement Bonus will be based on the Company achieving a certain percentage of EBIT for such fiscal year as established in the "Annual Operating Plan" and in the "DLJ Memo", respectively, as defined and illustrated in Exhibit A, which is attached hereto and incorporated herein by reference. The Bonus will be payable promptly following the receipt by the Board of the consolidated audited financial statements for such fiscal year.

      4.3 Benefits. Executive shall be entitled to participate in all of the Company's incentive and benefit plans and arrangements, including, without limitation, all employee incentive and benefit plans or arrangements currently available or made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, but on a basis no less favorable than that afforded to any other director, officer or employee of the Company. The Company shall also provide to Executive all health, major medical, hospitalization and disability insurance on the same terms as such benefits are provided to other senior executives of the Company. Executive will be entitled to four (4) weeks paid vacation for each twelve (12) month period following the Effective Date. Unused vacation from any year may be utilized only in the next succeeding year, and in no event will Executive receive cash compensation for unused vacation from a prior year.

      4.4 Business Expenses. Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies.

      5. Termination. Executive's employment may be terminated by either party at any time. In the event of any such termination, the rights of the parties will be determined as set forth in this Section 5.

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      5.1 Termination For Cause by the Company. (a) If Executive's employment is terminated by the Company for Cause, he shall be entitled to receive his Base Salary through the date of termination. All vested and unvested Options held by Executive, any Permitted Transferee of Executive or any trust for the benefit thereof at the time of termination will terminate upon termination of Executive's employment pursuant to this Section 5.1. All other benefits due Executive following termination of Executive's employment pursuant to this
Section 5.1 shall be determined in accordance with the plans, policies and practices of the Company. If Executive's employment is proposed to be terminated for Cause pursuant to clause (i) of the definition of Cause, the Company shall give Executive written notice of the event or circumstances constituting Cause and thirty (30) days from the date of such notice to cure such event or circumstances, if curable.

      (b) In the event of termination of Executive for Cause, the Company shall have the right to purchase from Executive, any Permitted Transferee of Executive or any trust for the benefit thereof all shares of Common Stock then owned by Executive, any Permitted Transferee of Executive or any trust for the benefit thereof at a price per share payable, at the option of the Company, in cash or a Note, in an amount equal to the lesser of Fair Market Value and the initial cost per share of such share of Common Stock.

      5.2 Executive's Disability or Death. (a) If Executive's employment hereunder is terminated in the event of Executive's Disability or death, Executive (or his estate) shall continue to receive the higher of (i) one year's Base Salary calculated at the level at the time of Executive's Disability or death plus an amount equal to the previous year's Bonus received by Executive and (ii) Base Salary of Executive for the remainder of the Initial Term as if such termination had not occurred, reduced by any disability benefits paid in lieu of Base Salary under the Company's employee benefit plans as then in effect. All other benefits due Executive following termination of Executive's employment for Disability or death shall be determined in accordance with the plans, policies and practices of the Company.

      (b) In the event Executive's Employment is terminated by death or Disability, (i) vested Options held at the time of termination by Executive, any Permitted Transferee of Executive or any trust for the benefit thereof will remain outstanding, (ii) Options scheduled to vest over time will continue to vest in accordance with the vesting schedule set forth in the stock option award plan or agreement applicable to such Options and (iii) all other Options will terminate.

      (c) In the event Executive's employment is terminated by death or Disability, Executive, any Permitted Transferee of Executive or any trust for the benefit thereof shall have the right to sell to the Company (x) all shares of Common Stock then owned by Executive, any Permitted Transferee of Executive or any trust for the benefit thereof and (y) all shares of Common Stock to be acquired upon the exercise of all vested Options then held by Executive, any Permitted Transferee of Executive or any trust for the benefit thereof, at a price per share payable, at the option of the Company, in cash or a Note, equal to Fair Market Value (less, in the case of any share of Common Stock subject to vested Options, the applicable exercise price of such Options) (the "Put Right"); provided that (i) such Put Right will only arise during a sixty (60) day period following termination of Executive's employment by the Company by death or Disability and
(ii) the purchase by the Company will not constitute an event of default under the terms of any of the Company's outstanding debt obligations.

      5.3. Termination of Employment Without Cause by the Company. (a) If Executive's employment is terminated by the Company without Cause (other than by reason of Disability or death), Executive shall continue to receive his Base Salary for the remainder of the Initial Term as if such termination had not occurred or, if greater, the sum of (i) one year's Base Salary calculated at the level at the time of Executive's termination and (ii) an amount equal to the previous year's Bonus received by Executive.

      (b) In the event of such a termination of employment by the Company without Cause, during the period from the date of termination through the date Executive ceases receiving payments in lieu of Base Salary pursuant to Section 5.3(a) above, Executive will continue to receive any welfare benefits provided to him pursuant to Section 4.3 hereof at a level substantially comparable to that in effect immediately prior to such termination or the Company will pay Executive, in cash, the equivalent value of such welfare benefits after payment of any of Executive's applicable taxes. All other benefits due Executive following such termination of employment by the Company without Cause shall be determined in accordance with the plans, policies and practices of the Company.

      (c) In the event of such a termination of employment by the Company without Cause, Executive, any Permitted Transferee of Executive or any trust for the benefit thereof shall have the Put Right; provided that (i) such Put Right will only arise during a sixty (60) day period following termination of Executive's employment by the Company without Cause and (ii) the purchase by the Company will not constitute an event of default under the terms of any of the Company's outstanding debt obligations.

      (d) In the event of a termination of employment by the Company without Cause, (i) vested Options held by Executive, any Permitted Transferee of Executive or any trust of the benefit thereof at the time of such termination will remain outstanding and subject to the Put Right, (ii) Options scheduled to vest over time will continue to vest in accordance with the vesting schedule set forth in the stock option award plan or agreement applicable to such Options and
(iii) all other Options will terminate; provided that if Executive fails to comply with any of the provisions of Section 6.1 of this Agreement the Options described in clauses (i) and (ii) of this sentence will immediately thereupon terminate.

      (e) If Executive's employment is terminated by Executive for Good Reason, such termination shall be treated for purposes of this Section 5.3 as a termination of Executive's employment by the Company without Cause. Executive shall give the Company written notice of the event or circumstance constituting Good Reason and thirty (30) days from the date of such notice to cure such event or circumstance, if curable.

      5.4 Voluntary Termination of Employment by Executive. (a) If Executive terminates his employment with the Company for any reason (other than death, Disability or Good Reason as provided in Sections 5.2 and 5.3 hereof), Executive shall be entitled to the same payments he would have received if his employment had been terminated by the Company for Cause.

      (b) Upon a voluntary termination, (i) vested Options held by Executive, any Permitted Transferee of Executive or any trust for the benefit thereof at the time of such termination will remain outstanding and (ii) all other Options will terminate.

      (c) Upon a voluntary termination, the Company shall have the right to purchase from Executive, any Permitted Transferee of Executive or any trust for the benefit thereof all shares of Common Stock then owned by Executive, any Permitted Transferee of Executive or any trust for the benefit thereof at a price per share payable, at the option of the Company, in cash or a Note, in an amount equal to Fair Market Value. Such right must be exercised within twelve
(12) months following such transaction and shall lapse from and after the date of the initial public offering of shares of Common Stock.

      (d) Upon a voluntary termination, the Company shall have the right at any time (without regard to whether any exercise notice has been delivered) to purchase from Executive, any Permitted Transferee of Executive or any trust for the benefit thereof all vested Options then held by Executive, any Permitted Transferee of Executive or any trust for the benefit thereof at an aggregate price payable, at the option of the Company, in cash or a Note, in an amount calculated by subtracting the aggregate exercise price of such vested Options from the aggregate Fair Market Value of the shares of Common Stock for which such vested Options are exercisable. Such right must be exercised within twelve
(12) months following such termination and shall lapse from and after the date of the initial public offering of shares of Common Stock.

      5.5 Mitigation. Anything in this Agreement to the contrary notwithstanding, in the event that Executive provides services for pay to anyone other than the Company or any of its affiliates or subsidiaries from the date of termination of Executive's employment hereunder until the date Executive ceases receiving payments pursuant to Sections 5.1 - 5.4 hereof, inclusive, any medical or other welfare benefits to which Executive is entitled from the Company during such period pursuant to this Agreement shall be reduced by the medical and other welfare benefits which Executive is eligible to receive during such period as a result of Executive's performing such services.

      5.6 Notice of Termination. Any purported termination of employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto.

      6. Non-Competition; Non-Solicitation.

      6.1 Non-Competition. Executive acknowledges and recognizes the highly competitive nature of the businesses of the company and accordingly agrees that during the Employment Term or during any period that Executive receives or is entitled to receive any severance payments under this Agreement or under any other severance arrangement of the Company, Executive will not enter into competitive endeavors and will not undertake any commercial activity which is contrary to the best interests of the Company or its affiliates, including becoming an employee, officer, director, agent or owner of any outstanding shares of, or any other equity interest in, any company, firm, business, person or other entity in any geographic area which derives more than ten percent (10%) of its profits, revenues or earnings before taxes from electronic contract manufacturing; provided, that Executive may own up to two percent (2%) of the stock of any such company whose stock is registered for public trading.

      6.2 Non-Solicitation. In the event of a termination of employment of Executive for any reason, Executive shall refrain from directly or indirectly soliciting or hiring employees of the Company, directly or indirectly inducing any such employees to terminate their employment by the Company, or seeking to employ any such employees, in each case, for two years after Executive's termination; provided that in the event of a termination without Cause, the restrictions in this clause 6.2 shall lapse on the first anniversary of the date of such termination.

      7. Confidentiality. Executive acknowledges that the nature of Executive's engagement by the Company is such that Executive will have access to Confidential Information (as hereinafter defined) which has value to the Company. During and after his employment by the Company, Executive shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except the Company's personnel, agents and representatives and other persons designated in writing by the Company or except as otherwise required by law. The term "Confidential Information", as used herein, means all information or material relating to the Company not generally known by non-Company personnel which (i) is marked "Confidential Information", "Proprietary Information" or other similar marking, (ii) is known by Executive to be considered confidential and proprietary by the Company or (iii) derives value by virtue of the fact that it is not generally known; provided that the term "Confidential Information" does not include information that was or becomes generally available publicly other than through disclosure by Executive in violation of this Agreement.

      8. Non-Compliance. If after termination Executive fails to comply with any provisions of Section 6 the Company shall have the right to purchase from Executive, any Permitted Transferee of Executive or any trust for the benefit thereof all shares of Common Stock then owned by Executive, any Permitted Transferee of Executive or any trust for the benefit thereof at a price per share payable, at the option of the Company, in cash or a Note, in an amount equal to the lesser of Fair Market Value and the initial cost per share of such share of Common Stock.

      9. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 6.1, 6.2 or 7 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available; provided, however, that if the Company obtains any such equitable relief at any time during the Initial Term, it shall thereby waive its rights under Section 8 hereof.

      10. Enforceability. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 6.1,
6.2 and 7 hereof to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

      11. Miscellaneous.

      11.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

      11.2. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein; however, this Agreement shall not supersede the Securities Purchase Agreement, the Stockholders Agreement or any stock option agreement or indemnification agreement between Executive and the Company, which agreements shall be interpreted in accordance with their terms. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

      11.3. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

      11.4. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

      11.5 Assignment. Absent the prior written consent of the Company, this Agreement shall not be assignable by Executive, except that Executive may assign payments due hereunder to a trust established for the exclusive benefit of any Permitted Transferee of Executive.

      11.6. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of Executive and successors and assigns of the Company.

      11.7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be given to the respective addresses or telecopy numbers set forth on the execution page or this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith. Each such notice or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified on the execution page of this Agreement if a copy of such notice or other communication is sent by certified mail, return receipt requested, and is posted within one business day, or is personally delivered, whether by courier or otherwise, within two business days, after the date of such telecopy, (ii) if given by prepaid overnight courier, one business day after deposit with such courier or (iii) if given by United States mail, postage prepaid, three business days after deposit with the United States postal service; provided that notice of change of address shall be effective only upon receipt.

      11.8. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

      11.9. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                          ---------------------------------
                                          Kevin C. Melia
                                          24 Grasshopper Lane
                                          Acton, MA 01720
                                          Fax: (508)266-1839

                                          MANUFACTURERS' SERVICES LTD.


                                          By:
                                             ------------------------------
                                             Thompson Dean, Director

                                          200 Baker Avenue
                                          Concord, Massachusetts 01742
                                          Fax: (508)287-5635